Exhibit 23 - Consent of Independent Public Accountants



             Independent Auditor's Consent


     We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 33-61533) and the Registration Statements of Form S-8 (Nos. 333-
75959 and 333-75961) of North Country Financial
Corporation of our report dated January 28, 2000, relating to the consolidated balance sheets of North
Country Financial Corporation and Subsidiaries, and the related consolidated statements of income, changes in shareholders' equity, and cash flows, which report is included in the 1999 Annual Report of North Country
Financial Corporation and to the continued reference to our firm as experts in the prospectus which is a part of the Registration Statement.


/s/Wipfli Ullrich Bertelson LLP

Wipfli Ullrich Bertelson LLP



Appleton, Wisconsin
March 24, 2000